ARRANGEMENT AGREEMENT

between

ALLIED GOLD LIMITED

- and -

NORD PACIFIC LIMITED

December 20, 2003

Execution Copy

-i-

TABLE OF CONTENTS
(continued)

-ii-

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 20th day of December, 2003

BETWEEN:

ALLIED GOLD LIMITED, a corporation continued
under the laws of Western Australia ("Allied")

- and -

NORD PACIFIC LIMITED, a corporation continued
under the laws of New Brunswick ("Nord")

WHEREAS Nord intends to propose to its securityholders an arrangement under Section 128 of the Business Corporations Act (New Brunswick) on the terms and conditions of the Plan of Arrangement annexed hereto as Schedule 1;

AND WHEREAS the parties hereto have entered into this Agreement to provide for the matter referred to in the foregoing recital and for other matters relating to such arrangement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1       Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings:

"Acquisition Proposal" has the meaning ascribed thereto in subsection 4.2;

"Acquisition Transaction" has the meaning given thereto in Section 4.2;

"Act" means the Business Corporations Act, S.N.B. 1981, c. B‑9.1, as amended;

"affiliate" has the meaning ascribed thereto in the Act;

"Allied" means Allied Gold Limited, a corporation continued under the laws of Western Australia;

"Allied Financial Statements" means the audited consolidated financial statements of Allied for the year ended December 31, 2003, including the notes thereto;

"Allied Meeting" means the special meeting of the holders of Allied Shares (including any adjournment thereof) to be held to consider and, if thought fit, to approve the Arrangement or any other matter required for the implementation of the Arrangement;

"Allied Shares" means common shares of Allied;

"Allied Termination Event" has the meaning given thereto in Section 9.4;

"Amended Transaction" has the meaning given thereto in Section 4.3;

"Arrangement" means an arrangement under the provisions of Section 128 of the Act on the terms and conditions set forth in the Plan of Arrangement;

            "ASX" means the Australian Stock Exchange;

"Australex" means Nord Australex Nominees (PNG) Limited, a corporation organized under the laws of Papua New Guinea, and which is a wholly-owned subsidiary of Nord;

"Australian GAAP" means generally accepted accounting principles as in effect in Australia from time to time, applied on a basis consistent with that of prior periods;

"Australian Securities Laws" means all applicable securities laws in Australia and the respective regulations or rules made thereunder, together with applicable published policy statements, orders, rulings, notices and interpretation notes of the Australian Securities and Investments Commission ("ASIC");

"Board Approval Modification" means the Board of Directors of Nord approving, recommending or voting in favor of an Acquisition Proposal other than that of Allied or withdrawing or modifying in a manner adverse to Allied its approval, recommendation or support of the Arrangement;

"business day" means a day other than a Saturday, Sunday or a day when banks in Albuquerque, New Mexico generally are not open for business;

"Canadian GAAP" means generally accepted accounting principles as in effect in Canada from time to time, applied on a basis consistent with that of prior periods;

"Canadian Securities Laws" means all applicable securities laws in each of the provinces of British Columbia, Alberta, Ontario and New Brunswick and the respective regulations or rules made thereunder, together with applicable published policy statements, orders, rulings, notices and interpretation notes of the securities regulatory authorities in such province, including national instruments, multi-jurisdictional instruments and policy statements of the Canadian Securities Administrators;

"Cease Trade Orders" means the cease trade orders issued by the Alberta Securities Commission on August 17, 2001; by the British Columbia Securities Commission on February 19, 2002; and by a temporary order issued by the Ontario Securities Commission on July 23, 2001, as extended by a further order dated August 3, 2001;

"CMNP" means Compania Minera Nord Pacific De Mexico, S.A. de C.V., a corporation organized under the laws of Mexico;

"Competition Act" means the Competition Act, R.S.C. 1985, c. C‑34, as amended;

"Confidentiality Agreement" means the confidentiality agreement dated as of November 24, 2003 between Allied and Nord;

"Court" means the Court of Queen's Bench of New Brunswick;

"Credit Agreement" means the Credit Facility Agreement dated December 20, 2003 between Nord and Allied, under which Allied has agreed to provide certain financing to Nord in exchange for convertible notes issued to it by Nord;

"Dissenting Securityholders" means Nord Securityholders who exercise, and do not prior to the Effective Date withdraw or otherwise relinquish, the right of dissent available to such holders in respect of the special resolution to be placed before the Nord Securityholders at the Nord Meeting to approve the Arrangement;

"Effective Date" means the date on which the Arrangement becomes effective under the Act;

"EL 609" means Exploration License 609 which covers substantially all of the Tabar Islands other than Simberi Island as well as that portion of Simberi Island not covered by ML 136, as more particularly described in the Nord Disclosure Letter;

"Employment Agreements" mean all employment, severance, collective bargaining or similar agreements, policies or arrangements between Nord and the Nord Subsidiaries and their respective officers, directors, employees and consultants;

"Encumbrance" includes, without limitation, any mortgage, pledge, assignment, charge (fixed or floating), lien, security interest, claim or trust, or any royalty, carried, working, participation, net profits or other third party interest and any agreement, option, right or privilege capable of becoming any of the foregoing;

"Environmental Law" includes any principles of equity or common law and any federal, provincial, state, municipal or local laws, statutes, ordinances, regulations, rules, permits, approvals, certificates, registrations, by-laws, guidelines, orders, directives, judgments, decisions or other instruments having the force of law which are rendered or issued by any Governmental Authority having jurisdiction, including but not limited to any judicial or administrative order, consent, decree, judgment or directive, that relates in any way to the protection of the environment or to the health and safety of persons or property or product liability, handling or transportation, and whether applying to or governing any actual or threatened presence, release, discharge, escape, manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of any Hazardous Material or any material or substance capable of becoming a Hazardous Material when in combination with any other substance;

"Facility Documents" means:

(a)    the Credit Agreement,

(b)    the Notes evidencing advances thereunder, and

(c)   such other documents and certificates which in the opinion of Allied, acting reasonably, are required to fully document or satisfy the terms and conditions contained in the Credit Agreement;

"Final Order" means the final order of the Court approving the Arrangement, as such order may be amended or modified by the highest court to which an appeal may be applied for;

"Financing" means the financing contemplated by the Credit Agreement;

"Government" means the Government of Papua New Guinea;

"Governmental Authority" includes any federal, provincial, state, municipal, or other political subdivision, government department, commission, board, court, bureau, agency, arbitrator or instrumentality, domestic or foreign;

"Hazardous Material" means pollutants, contaminants, dangerous goods or substances, toxic or hazardous chemicals, substances, materials or waste, petroleum products or any derivatives or by-products thereof, other hydrocarbons or other substances, and any other substance or material released into or present in the environment, where such release or presence is prohibited, controlled, managed or regulated in any manner under Environmental Law or by any Governmental Authority thereunder or pursuant thereto, and whether or not any release of such substance or material was permitted by Environmental Law applicable at the relevant time;

"Hicor" means Hicor Corporation, a corporation organized under the laws of Delaware;

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States, as amended;

"Interim Order" means the order of the Court providing for, among other things, the calling and holding of the Nord Meeting;

"Investment Canada Act" means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.);

"Joint Information Circular" means the information circular to be sent by Nord to Nord Securityholders in connection with the Nord Meeting and by Allied to the holders of Allied Shares in connection with the Allied Meeting;

"Joint Venture" means the Simberi Mining Joint Venture and the Tabar Exploration Joint Venture;

"Joint Venture Agreements" means the agreement dated November 29, 2002, as amended by an agreement among such parties dated January 27, 2003, the Deed of Agreement among such parties (dated 28.01.2003 in the footer of the text thereof) with respect to the Simberi Mining Joint Venture and the Deed of Agreement among such parties (dated 28.01.2003 in the footer of the text thereof) with respect to the Tabar Exploration Joint Venture;

"Joint Venture Partner" means each of Nord, SGC, Australex and PGM;

"Lien" means any mortgage, pledge, priority, security interest, encumbrance, statutory deemed trust, contractual deposit or escrow arrangement, collateral account, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including a sale-leaseback and a capitalized lease) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation, but excluding any right of set-off given in the ordinary course of the mining business;

"Material Adverse Effect" and "Material Adverse Change" mean, with respect to any party, an effect or change, respectively, in each case which is materially adverse to the business, financial condition, operations, property, condition (financial or otherwise) or prospects of such party and its subsidiaries, taken as a whole, or on the ability of a party to perform its obligations under this Agreement, the Credit Agreement or to complete this Arrangement;

"ML 136" means the mining lease granted by the Government covering 2,560 hectares on Simberi Island in the Province of New Ireland, as more particularly described in the Nord Disclosure Letter;

"NANPL" means Nord Australex Nominees Pty. Ltd., a corporation organized under the laws of Australia;

"Nord" means Nord Pacific Limited, a corporation organized under the Act, and includes any successor corporation;

"Nord 2003 Financial Statements" means the audited consolidated financial statements of Nord for the year ended December 31, 2003, including the notes thereto;

"Nord Disclosure Letter" means the written disclosure letter dated the date of this Agreement provided by Nord to Allied concurrently with the execution of this Agreement;

"Nord Meeting" means the special meeting of Nord Securityholders (including any adjournment thereof) to be held to consider and, if thought fit, to approve the Arrangement;

"Nord Optionholders" means the holders of Nord Options;

"Nord Options" means the options to purchase Nord Shares issued and outstanding or any agreement to issue shares on the occurrence of one or more conditions in existence under the Nord Stock Option Plans or otherwise;

"Nord Prior Period Financial Statements" means the audited consolidated financial statements of Nord for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 including the notes thereto;

"Nord Securityholders" means the Nord Shareholders and the Nord Optionholders;

"Nord Shareholders" means the registered holders of Nord Shares;

"Nord Shares" means common shares of Nord;

"Nord Stock Option Plans" means the stock option plans of Nord as set forth in the Disclosure Letter;

"Nord Subsidiaries" means, collectively, SGC, Australex, NANPL, NRPPL, CMNP and Hicor;

"NRC" means Nord Resources Corporation, a corporation incorporated under the laws of Delaware and a holder of 3,697,561 Nord Shares as of December 15, 2003;

"NRPPL" means Nord Resources (Pacific) Pty. Ltd., a corporation organized under the laws of Australia;

"Permitted Encumbrances" means:

(a)   Liens in any judicial proceedings filed against Nord or any of the Nord Subsidiaries in respect of which final judgment has not been rendered and which Nord or any of the Nord Subsidiaries shall be contesting in good faith if and for so long as (i) a stay of enforcement of such Lien (if enforceable by seizure, sale or other remedy against any property), as the case may be, shall be in effect and (ii) in respect of all such Liens which are in excess of $50,000 in the aggregate, an amount in cash (or cash equivalent security) sufficient to obtain a discharge thereof shall have been deposited with a court of competent jurisdiction;

(b)   Liens incurred or created in the ordinary course of business of Nord or any of the Nord Subsidiaries and in accordance with sound industry practice and incidental to construction or operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent;

(c)   Liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of any of the assets of Nord or any of the Nord Subsidiaries as security in favour of any other person who is conducting the exploration, development or operation of the property to which such Liens relate for Nord's or any of the Nord Subsidiaries' portion of the costs and expenses of such exploration, development or operation which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent;

(d)   Liens given to a public utility or any municipality or governmental or other authority when required by such public utility or municipality or other authority in connection with the operations of Nord or any of the Nord Subsidiaries, and which relate to obligations not due or delinquent;

(e)  Liens securing assessments under workers' compensation laws, unemployment insurance or similar social security legislation which are not due or delinquent;

(f)    Liens for penalties arising under ordinary course non-participation provisions of operating agreements in respect of Nord or any of  the Nord Subsidiaries mining properties (and related tangibles) which do not, individually or in the aggregate, materially detract from the use or value of the property subject thereto;

(g)   undetermined or inchoate Liens incidental to operations in the ordinary course of business which have not been filed pursuant to law against title to such properties or assets and which relate to obligations not due or delinquent; and

(h)   any security granted under the terms of the Joint Venture Agreements by Nord, SGC or Australex to PGM or to lenders to the Joint Venture;

"person" includes any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body or association;

"PGM" means PGM Ventures Corporation, a corporation organized under the Act;

"Plan of Arrangement" means the plan of arrangement set out as Schedule 1 hereto and any amendment thereto made in accordance with Section 8.1;

"Proposed Agreement" has the meaning given thereto in Section 4.3;

"Registrar" means the Director of Corporations or a Deputy Director of Corporations for the Province of New Brunswick, duly appointed under the Act;

"Representative" means, with respect to a person, that person's directors, officers, employees, financial or professional advisors, accountants and all other authorized representatives of such person or a subsidiary of such person, and legal counsel and advisors to any of the foregoing;

"SEC" means the United States Securities and Exchange Commission;

"Security Interest" means a mortgage, pledge, deposit by way of security, charge, hypothec, assignment by way of security, security interest, lien (whether statutory, equitable or at common law), title retention agreement, possessory lien, lease with option or requirement to purchase, a right of off‑set (if created for the purpose of directly or indirectly securing the repayment of debt), the rights of a lender or purchaser under a prepaid obligation, the agreement to give any of the foregoing, and any other interest in property or assets, howsoever created or arising, that secures payment or performance of an obligation (including a lease without option to purchase if the economic effect thereof is to secure an obligation other than reasonable rent for the current use of the leased property, and a trust, a statutory deemed trust and statutory lien or charge);

"SGC" means Simberi Gold Company Limited, a corporation organized under the laws of Papua New Guinea and which is a wholly-owned subsidiary of Nord;

"Simberi Mining Joint Venture" means the Simberi Mining Joint Venture among Nord, SGC, Australex and PGM pursuant to the Joint Venture Agreements;

"subsidiary" has the meaning ascribed thereto in the Act and, with respect to Nord, includes the Nord Subsidiaries;

"Superior Transaction" has the meaning given thereto in Section 4.3;

"Tabar Exploration Joint Venture" means the exploration joint venture among Nord, SGC, Australex and PGM pursuant to the Joint Venture Agreements;

"Termination Amount" means an amount equal to the sum of:

(a)   Allied's actual out of pocket expenses (including fees and disbursements of legal counsel) incurred in connection with this Agreement, the Arrangement, and the transactions contemplated thereby;

(b)   if requested by Allied, all amounts (including principal and accrued but unpaid interest) due and owing under the Credit Agreement; and

(c)   $240,000.00;

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"U.S. GAAP" means generally accepted accounting principles as in effect in the United States from time to time applied on a basis consistent with that of prior periods;

"U.S. Securities Act" means the United States Securities Act of 1933, as amended;

"U.S. Securities Filings" means all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, collectively, as supplemented and amended since the time of filing; and

"U.S. Securities Laws" means the U.S. Securities Act, the U.S. Exchange Act, the United States Investment Company Act of 1940, as amended, the United States Trust Indenture Act of 1939, as amended and applicable state securities and "blue sky" laws, and the rules, regulations, forms, policies and orders adopted by the SEC and other Governmental Authorities pursuant thereto.

1.2       Knowledge

The use in this Agreement of the phrases "Nord's knowledge", "knowledge of Nord" and "known to Nord" with respect to any matter or thing shall be interpreted to mean the actual knowledge of the senior officers of Nord after enquiry by such officers of the management, employees and consultants of Nord and the Nord Subsidiaries who have significant responsibilities with respect to the area of business of Nord and the Nord Subsidiaries to which the matter relates or who would reasonably be expected to have knowledge with respect to such matter, and the phrases "Allied's knowledge", "knowledge of Allied" and "known to Allied" have a corresponding meaning.

1.3       Interpretation Not Affected by Headings, Etc.

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement and the Schedule hereto and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4       Article References

Unless the contrary intention appears, references in this Agreement (excluding the Plan of Arrangement) to an Article, Section, subsection, paragraph or subparagraph by number or letter or both refer to the Article, Section, subsection, paragraph or subparagraph, respectively, bearing that designation in this Agreement (excluding the Plan of Arrangement).

1.5       Number, Etc.

Unless the context requires the contrary, words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

1.6       Date For Any Action

If any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.7       Currency

Unless otherwise stated, all references in this Agreement to "$" and sums of money are expressed in lawful money of the United States.

1.8       Entire Agreement

This Agreement, together with the Credit Agreement, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter hereof.  If there is any conflict between any provision of the Confidentiality Agreement and this Agreement, the provisions of this Agreement shall prevail.

ARTICLE 2
THE ARRANGEMENT

2.1       Arrangement

As soon as reasonably practicable, and subject to compliance with the terms and conditions contained herein, Nord shall:

(a)   apply to the Court pursuant to Section 128 of the Act for an order approving the Arrangement and in connection with such application shall:

(i)    forthwith file, proceed with and diligently prosecute an application for an Interim Order under Section 128(4) of the Act providing for, among other things, the calling and holding of the Nord Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement; and

(ii)   subject to obtaining securityholder approval as contemplated in the Interim Order, forthwith file, proceed with and diligently prosecute an application to the Court for a Final Order; and

(b)   deliver to the Registrar articles of arrangement and such other documents as may be required to give effect to the Arrangement.

2.2       Interim Order

The Interim Order sought by Nord shall provide that for the purpose of the Nord Meeting:

(a)   the securities of Nord for which the holders shall be entitled to vote on the Arrangement shall be the Nord Shares and the Nord Options;

(b)   the Nord Shareholders and the Nord Optionholders shall be entitled to vote on the Arrangement together, and not as separate classes, with the Nord Shareholders being entitled to one vote for each Nord Share held and the Nord Optionholders being entitled to one vote for each Nord Share issuable pursuant to the Nord Options; and

(c)   the requisite majority for the approval of the Arrangement by the Nord Securityholders shall be two-thirds of the votes cast by the Nord Securityholders present in person or by proxy at the Nord Meeting, voting together.

2.3       Alternative Structure

If it proves desirable to Allied to do so, Allied may carry out the Arrangement through a wholly-owned subsidiary as long as the obligations of Allied hereunder shall be joint and several with such subsidiary and the effect thereof shall be the same as under the structure contemplated herein.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of Nord

Except as is fully and fairly disclosed and set forth in the corresponding paragraph of the Nord Disclosure Letter (and subject to the representation and warranties and covenants made in the Nord Disclosure Letter), Nord represents and warrants to and in favour of Allied as follows and acknowledges that Allied is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)                as of the date hereof, the board of directors of Nord has determined unanimously that:

(i)  the Arrangement is fair to the Nord Securityholders and is in the best interests of Nord; and

(ii)  the board of directors of Nord will recommend that the Nord Securityholders vote in favour of the Arrangement;

(b)   each of Nord and the Nord Subsidiaries is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power to own or lease its property and assets and to carry on business as now conducted;

(c)   Nord has the corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

(d)   this Agreement has been duly executed and delivered by Nord and constitutes a valid and binding obligation of Nord enforceable against it in accordance with its terms;

(e)  the execution and delivery of this Agreement by Nord and the completion of the transactions contemplated hereby and by the Plan of Arrangement have been duly authorized by the board of directors of Nord and do not and will not:

(i)    result in the breach of, or violate any term or provision of, the articles or by-laws of Nord or any of the Nord Subsidiaries;

(ii)   conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which Nord or any of the Nord Subsidiaries is a party or by which Nord or any of the Nord Subsidiaries or any of their assets is bound, or result in the creation of any Encumbrance upon any assets of Nord or any of the Nord Subsidiaries under any such agreement, instrument, license, permit or authority, or give to others any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority, where such conflict, breach, default, acceleration, creation or giving would have a Material Adverse Effect on Nord or could reasonably be expected to prevent or materially hinder the completion of the Arrangement or the Financing; or

(iii)  violate or contravene any provision of any law or regulation or any judicial or administrative award, judgment or decree applicable to Nord or any of the Nord Subsidiaries or any of their assets, where such violation or contravention would have a Material Adverse Effect on Nord or could reasonably be expected to prevent or materially hinder the completion of the Arrangement or the Financing;

(f)   the subsidiaries of Nord consist of (and only of) the Nord Subsidiaries and Nord does not have any equity securities or have the right to acquire equity securities of any other entity;

(g)   CMNP, Hicor, NRPPL, SGC and Australex are the only subsidiaries of Nord which actively carry on business or have any assets (other than tax pools) or liabilities or potential liabilities greater than $100,000 other than inter-company indebtedness;

(h)   Nord owns all of the issued and outstanding shares of the Nord Subsidiaries, and such shares have been validly issued to Nord as fully paid and non-assessable and all such shares owned directly or indirectly by Nord are owned free and clear of all Encumbrances and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares or other ownership interests in any subsidiary of Nord save and except under the Deed of Agreement among such parties (dated 28.01.2003 in the footer of the text thereof) with respect to the Simberi Mining Joint Venture, PGM may pledge the shares of SGC;

(i)    each of Nord, SGC and Australex and the other Nord Subsidiaries has all licences, permits, orders or approvals of, and has made all required registrations with any government or regulatory body that are material to its assets or the conduct of its business as presently conducted;

(j)    the authorized capital of Nord consists of an unlimited number of common shares, of which 20,838,670 (and no more) are issued and outstanding as of the date hereof and all of the outstanding shares of Nord are validly issued, fully paid and non-assessable;

(k)  no person has any agreement, option, right or privilege (including, without limitation, whether by law, pre-emptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, any of the unissued shares of Nord or any of the Nord Subsidiaries, except for Nord Options currently granted and outstanding to purchase an aggregate of 1,651,482 Nord Shares;

(l)    the Nord Prior Period Financial Statements are complete and accurate in all material respects, comply with all applicable requirements of Canadian Securities Laws and U.S. Securities Laws, and present fairly the consolidated financial position of Nord and the Nord Subsidiaries and the results of its operations as of the dates and throughout the periods indicated in accordance with U.S. GAAP (reconciled to Canadian GAAP), Nord and the Nord Subsidiaries had no material liabilities (contingent or otherwise), on a consolidated basis, which were not fully reflected in such statements in accordance with U.S. GAAP, and all legal proceedings against Nord or any of the Nord Subsidiaries which are required in accordance with U.S. GAAP to be reflected in Nord's financial statements had been properly reflected in the Nord Prior Period Financial Statements in accordance with such principles;

(m)   neither Nord nor any of the Nord Subsidiaries is:

(i)    in breach or violation of any of the provisions of its articles or by‑laws, where such breach or violation would have a Material Adverse Effect on Nord, or

(ii)   in breach or violation of any of the terms or provisions of, or in default under, any indenture, mortgage, deed of trust, loan agreement or other agreement (written or oral) or instrument to which Nord or any of the Nord Subsidiaries is a party or by which Nord or any of the Nord Subsidiaries is bound or to which any of the assets of Nord or any of the Nord Subsidiaries is subject or any statute or any order, rule or regulation of any court or government or governmental agency or authority having jurisdiction over Nord or any of the Nord Subsidiaries or any of their assets, where such breach, violation or default has or may have a Material Adverse Effect on Nord, or

(iii)   a party to or is bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person;

except pursuant to the Credit Agreement;

(n)   the corporate records and minute books of Nord and the Nord Subsidiaries are complete and accurate in all material respects;

(o)  the books of account and other records of Nord and the Nord Subsidiaries, whether of a financial or accounting nature or otherwise:

(i)    have been maintained in accordance with prudent business practices in all material respects, and

(ii)   are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and acquisitions and dispositions of assets by Nord and the Nord Subsidiaries;

(p)   neither Nord nor, to the knowledge of Nord, any of its Representatives nor anyone acting on their behalf has made any payment or given anything of value in violation of section 30A(a) of the U.S. Exchange Act, commonly known as the "Foreign Corrupt Practices Act", and Nord and the Nord Subsidiaries have devised and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization, and transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and any other criteria applicable to such financial statements and preparation of non-consolidated financial statements for tax purposes, and to maintain accountability for assets;

(q)   each of Nord and the Nord Subsidiaries owns its properties and assets free and clear of all Security Interests other than Permitted Encumbrances;

(r)   there are:

(i)   no claims, actions, suits, proceedings or investigations commenced or, to the knowledge of Nord, contemplated or threatened against or affecting Nord or any of the Nord Subsidiaries or any of their assets before or by any Governmental Authority;

(ii)   to the knowledge of Nord, no existing facts or conditions which may reasonably be expected to be a proper basis for any claims, actions, suits, proceedings or investigations; and

(iii)  no outstanding judgments, awards, decrees, injunctions or orders against Nord or any of the Nord Subsidiaries;

which in any case could prevent or materially hinder the completion of the Arrangement or the Financing or which could have a Material Adverse Effect on Nord;

(s)   other than in connection with or in compliance with the provisions of the Act, Canadian Securities Laws and U.S. Securities Laws:

(i)    there is no legal impediment to Nord's consummation of the transactions contemplated by this agreement; and

(ii)    no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Nord or any of the Nord Subsidiaries in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on the ability of Nord to consummate the transactions contemplated hereby;

(t)    the public filings made by Nord under applicable United States and Canadian disclosure laws up to December 15, 2000 when taken together, constituted full, true and plain disclosure of all material facts relating to the business, operations and capital of Nord and the Nord Subsidiaries on a consolidated basis and the other matters therein and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made and, in particular, no material fact existed on December 15, 2000 which had not been disclosed in such public filings and which if publicly disclosed would reflect that a Material Adverse Change (or an event, condition or state of facts which might reasonably have been expected to give rise to any such change) had occurred in the assets, liabilities, business, operations or capital of Nord and the Nord Subsidiaries on a consolidated basis;

(u)   since April 12, 2000, except as has been publicly disclosed by Nord, none of Nord or any of the Nord Subsidiaries has:

(i)    amended its articles or by-laws;

(ii)  conducted its business other than in the ordinary course of business consistent with normal industry practice;

(iii)  made any material loans or advances (other than loans or advances from Nord to SGC and Australex) or incurred any indebtedness;

(iv)  suffered a Material Adverse Change;

(v)  made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(vi)  made any changes to its salary and other compensation levels, benefits, retention terms or severance arrangements;

(vii)  declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding shares nor made any repayments of share capital;

(viii)  acquired or sold any assets which are material;

(ix)  made any payment to or entered into any agreement with any person not dealing at arms length with Nord; or

(x)  entered into any agreement or commitment to do any of the foregoing;

(v)  Nord has fully disclosed the terms and conditions of all Employment Agreements to Allied, and such Employment Agreements, as disclosed, are unamended as at the date hereof;

(w)    neither Nord nor any of the Nord Subsidiaries:

(i)    has any Employment Agreements, whether written or oral, which cannot be terminated without cause by Nord or such subsidiary, as the case may be, upon giving such notice as may be required by law and without the payment of any bonus, damages or penalty, and

(ii)   is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreements with, any person;

(x)    neither Nord nor any of the Nord Subsidiaries has made, nor will any of them make any payment to any officer, director, consultant, employee or agent in respect of any increase in compensation in any form, nor make any loan to any such person, nor make any payment to any such person in respect of any severance or termination pay arising from the Arrangement or a change of control of Nord other than pursuant to pre-existing agreements, and the amounts of such payments and the terms of such agreements shall have been disclosed in the Nord Disclosure Letter;

(y)   all operations of Nord and the Nord Subsidiaries have been and are now in compliance with all Environmental Laws, except where the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect on Nord;

(z)   neither Nord nor any of the Nord Subsidiaries is aware of, or is subject to:

(i)   any proceeding, application, order, or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures; or

(ii)   any demand or notice with respect to the breach of any Environmental Laws applicable to Nord, any of the Nord Subsidiaries or any other party to the Joint Venture, including, without limitation, any regulations respecting the use, storage, treatment, transportation or disposition of Hazardous Material, which individually or in the aggregate would have a Material Adverse Effect on Nord;

(aa)  each of Nord and the Nord Subsidiaries has filed all tax returns and information returns required to be filed by it in all applicable jurisdictions and has paid all taxes, levies, assessments, reassessments, penalties, interest and fines due and payable by it on the basis of such tax returns or demands from taxation authorities;

(bb) provision has been made, in accordance with U.S. GAAP, in the Nord Prior Period Financial Statements for all taxes, governmental charges and assessments, whether relating to income, sales, real or personal property, or other types of taxes, governmental charges or assessments, including interest and penalties thereon, payable in respect of the business or assets of Nord and the Nord Subsidiaries or otherwise;

(cc) there are no material actions, suits or other proceedings or claims in progress or, to Nord's knowledge, pending or threatened against Nord or any of the Nord Subsidiaries in respect of any taxes, governmental charges or assessments and, in particular, there are no currently outstanding material reassessments or written enquiries which have been issued or raised by any Governmental Authority relating to any such taxes, governmental charges and assessments;

(dd) to the knowledge of Nord, each of Nord and the Nord Subsidiaries has withheld or collected and remitted all amounts required to be withheld or collected and remitted by it in respect of any taxes, governmental charges or assessments, and has received no indication or notice of any sort from any Governmental Authority to the contrary;

(ee)  in respect of each taxation year ending on or after December 31, 1998 of Nord, each of its affiliates and subsidiaries, and the predecessors of such corporations, Nord has provided to Allied:

(i)    full and complete disclosure with respect to the status of any audits carried out by taxation authorities in Canada, the United States, Papua New Guinea or elsewhere;

(ii)   copies of all objections or waivers with respect to such years pursuant to the Income Tax Act (Canada) or other similar legislation, tax rulings and opinions from applicable taxing authorities pursuant to which Nord, its affiliates and any predecessors of such corporations operated or now operate; and

(iii)  copies of all tax returns;

which comprise all of the information necessary to form a reasonably accurate understanding of the current tax position of Nord and the Nord Subsidiaries;

(ff)   the tax pools of each of Nord, SGC, Australex and the other Nord Subsidiaries as of December 31, 2002 was as set forth in the Nord Disclosure Letter;

(gg) Nord and the Nord Subsidiaries maintain business and property insurance in connection with their assets and business and liability insurance with respect to claims for personal injury, death or property damage in relation to the operation of their businesses, all with responsible and reputable insurance companies in such amounts and with such deductibles as are customary in the case of businesses of established reputation engaged in the mining industry;

(hh)  none of Nord or the Nord Subsidiaries have any outstanding indebtedness, including letters of credit, nor have Nord or the Nord Subsidiaries guaranteed the obligations of any other person or each other, as of the date hereof;

(ii)  Nord, SGC and Australex are the legal, beneficial and registered owner of a current undivided 50% participating interest in and to the Simberi Mining Joint Venture and a current 99% participating interest in the Tabar Exploration Joint Venture (in the future the Borrower's interest is subject to, and may be modified by, the terms of the Joint Venture Agreements), free and clear of any Security Interests other than Permitted Encumbrances;

(jj)   none of Nord, SGC or Australex is in default of any of their respective obligations under the Joint Venture Agreements or any right, licence, permit, authorization or consent, governmental or otherwise related to the Joint Venture;

(kk)  each of the Joint Venture Agreements is in full force and effect and, to the best of Nord's knowledge, PGM is not in default of any of its obligations thereunder; PGM currently does not have any right to terminate any of the Joint Venture Agreements; PGM has not given any notice of any assignment of its interest in the Joint Venture or any Joint Venture Agreement; PGM has not threatened to terminate any Joint Venture Agreement or to fail to perform any obligations thereunder; no person has threatened to terminate any right, licence, permit, authorization or consent, governmental or otherwise related to the Joint Venture;

(ll)   Nord has provided to Allied a true and complete copy of each Joint Venture Agreement and each licence, permit, authorization or consent, governmental or otherwise, issued in connection therewith and there are no other material contracts or agreements that pertain to the Joint Venture that are not one of the Joint Venture Agreements;

(mm) there are no material services, materials or rights required for the current and foreseeable stages of development of the Joint Venture that are not available to the Joint Venture Partners;

(nn)  all conditions precedent to the obligations of the respective parties under the Joint Venture Agreements have been satisfied or waived except for such conditions precedent which need not and cannot be satisfied until a later stage of development of the Joint Venture, and Nord has no reason to believe that any such condition precedent cannot be satisfied on or prior to the commencement of the appropriate stage of development of the Joint Venture;

(oo)  to the knowledge of Nord, all permits, licenses, trademarks, patents or agreements with respect to the usage of technology or other similar property that are necessary for the current stage of the development of the Joint Venture have been obtained, are final and are in full force and effect;

(pp) Nord is not aware of any event or circumstance currently existing or threatened that could reasonably be expected to hinder the development of the Joint Venture on its current schedule;

(qq)  the completion of the Arrangement and the Financing (including all transactions contemplated by the Credit Agreement) will not result in any person having any right or entitlement to assert any claims adverse to the interest of Nord, SGC and Australex in the Joint Venture or the Joint Venture Agreements;

(rr)    no person has any right or option to acquire any of Nord's, SGC's or Australex's interest in the Joint Venture or the Joint Venture Agreements other than under the express written terms of the Joint Venture Agreements;

(ss)   no person has taken any steps or asserted or threatened any action against Nord, SGC or Australex or the Joint Venture which would, if carried out, hinder the development of the Joint Venture on its current schedule;

(tt)   Nord, SGC and Australex have not failed to disclose to Allied any information relating to the Joint Venture within the possession or control of Nord, SGC or Australex that could reasonably be considered to be material to Allied for purposes of its technical evaluation of the Joint Venture;

(uu)   Nord, SGC and Australex have not failed to disclose to Allied any material fact or circumstance relating to the development of the Joint Venture on its current schedule that could reasonably be expected to hinder or delay such development;

(vv)  to the knowledge of Nord, the data and information in respect of Nord, the Nord Subsidiaries and their respective assets, liabilities, business and operations, including without limitation the engineering, geological, geophysical and technical information relating to the Joint Venture, provided by Nord to Allied prior to the date of this Agreement was accurate and correct in all material respects at the time it was provided and did not omit any data or information necessary to make any data or information provided not misleading at the time it was provided, and there has been no Material Adverse Change with respect to any such data or information since the time it was provided;

(ww) Nord has not incurred any obligation or liability contingent or otherwise for brokerage fees, finders fees, agent's commission, financial advisory fees or other similar forms of compensation with respect to the transactions contemplated herein;

(xx)  Nord is a "reporting issuer" or its equivalent in the provinces of British Columbia, Alberta, Ontario and New Brunswick and the Nord Shares are registered with the SEC under section 12(g) of the U.S. Exchange Act and are not listed on any stock exchange, and except as disclosed in the Nord Disclosure Letter, Nord has not been notified of any default or possible or alleged default by Nord or any of its current or former directors or officers of any requirement of securities or corporate laws, regulations, rules, orders, notices or policies;

(yy)  none of the U.S. Securities Filings at the date of its filing contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances in which they were made and to the knowledge of Nord, all of Nord's officers, directors and beneficial owners of Nord's common shares have complied to the extent required, with sections 16(a) and 13(d) of the U.S. Exchange Act;

(zz)   neither Nord nor the Nord Subsidiaries nor, to Nord's knowledge, any employee or agent of Nord or any of the Nord Subsidiaries, has made any payment of funds of Nord or any of the Nord Subsidiaries or received or retained any funds in violation of any law, rule or regulation;

(aaa) since July 30, 2002, Nord has not, directly or indirectly, including through any of the Nord Subsidiaries:

(i)    extended credit, arranged to extend credit or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of Nord, or to or for any family member or affiliate of any director or executive officer of Nord; or

(ii)   made any material modification, including any renewal  thereof, to any term of any personal loan to any director or executive officer of Nord, or any family member or affiliate of any director or executive officer, which loan was outstanding on July 30, 2002; and

(bbb) neither Nord nor any of the Nord Subsidiaries has any outstanding loans to or extensions of credit to, or any guarantee or any indebtedness of, any employee, officer or director of Nord or any of the Nord Subsidiaries.

3.2       Representations and Warranties of Allied

Allied represents and warrants to and in favour of Nord as follows, and acknowledges that Nord is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)   Allied is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power to own or lease its property and assets and to carry on business as now conducted;

(b)   Allied has the corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

(c)   subject to the approval of the holders of the Allied Shares at the Allied Meeting, all necessary corporate action on the part of Allied has been taken to authorize the execution and delivery of this Agreement by Allied and the completion of the transactions contemplated hereby and by the Plan of Arrangement, and this Agreement has been duly executed and delivered by Allied and constitutes a valid and binding obligation of Allied enforceable against it in accordance with its terms;

(d)  the execution and delivery of this Agreement by Allied and the completion of the transactions contemplated hereby and by the Plan of Arrangement do not and will not:

(i)     result in the breach of, or violate any term or provision of, the articles or by-laws of Allied;

(ii)   conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which Allied is a party or is bound, or result in the creation of any Encumbrance upon any assets of Allied under any such agreement, instrument, licence, permit or authority, or give to others any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority, where such conflict, breach, default, acceleration, creation or giving would have a Material Adverse Effect on Allied or could reasonably be expected to prevent or materially hinder the completion of the Arrangement; or

(iii)  violate or contravene any provision of any Australian law or regulation or any judicial or administrative award, judgment or decree known to Allied, where such violation or contravention would have a Material Adverse Effect on Allied or could reasonably be expected to prevent or materially hinder the completion of the Arrangement;

(e)   the authorized capital of Allied consists of an unlimited number of Allied Shares, of which 28,500,000 (and no more) are issued and outstanding as of the date hereof;

(f)   as of the date of this Agreement, no person has any agreement, right or option, or any privilege capable of becoming an agreement, right or option, for the purchase or issuance of any unissued shares of Allied or any material subsidiary of Allied, except for options to purchase 18,500,000 Allied Shares;

(g)   neither Allied nor any of its subsidiaries is:

(i)    in breach or violation of any of the provisions of its articles or by‑laws,  where such breach or violation would have a Material Adverse Effect on Allied; or

(ii)   in breach or violation of any of the terms or provisions of, or in default under, any indenture, mortgage, deed of trust, loan agreement or other agreement (written or oral) or instrument to which Allied is a party or by which Allied is bound or to which any of the properties or assets of Allied is subject or any statute or any order, rule or regulation of any court or government or governmental agency or authority having jurisdiction over Allied or any of its properties or assets, where such breach, violation or default has or may have a Material Adverse Effect on Allied;

(h)           there are:

(i)    no claims, actions, suits, proceedings or investigations commenced or, to the knowledge of Allied, contemplated or threatened against or affecting Allied or any of its subsidiaries, before or by any Governmental Authority;

(ii)   to the knowledge of Allied, no existing facts or conditions which may reasonably be expected to be a proper basis for any claims, actions, suits, proceedings or investigations; and

(iii)  no outstanding judgments, awards, decrees, injunctions or orders against Allied or any of its subsidiaries;

which in any case could prevent or materially hinder the completion of the Arrangement or the Financing or which could have a Material Adverse Effect on Allied;

(i)    the Prospectus of Allied dated 20 October 2003 and the disclosure provided in this Agreement, when taken together, constitute full, true and plain disclosure of all material facts relating to the business, operations and capital of Allied and its subsidiaries on a consolidated basis and the other matters therein and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made and, in particular, no material fact exists on the date hereof which has not been disclosed in the public filings made by Allied and which if publicly disclosed would reflect that a Material Adverse Change (or an event, condition or state of facts which might reasonably have been expected to give rise to any such change) had occurred in the assets, liabilities, business, operations or capital of Allied and its subsidiaries on a consolidated basis; and

ARTICLE 4
COVENANTS OF NORD

4.1       Conduct of Business

Nord covenants in favour of Allied that prior to the Effective Date it shall, and it shall cause each of the Nord Subsidiaries to, do, take or perform or refrain from doing, taking and performing such actions and steps as may be necessary or advisable to ensure compliance with the following:

(a)   subject to Section 4.3, neither Nord nor any of the Nord Subsidiaries will take any action which might, directly or indirectly, interfere or be inconsistent with or otherwise adversely affect the completion of the Arrangement or the Financing and, without limiting the generality of the foregoing, subject to Section 4.3, each of Nord, SGC and Australex:

(i)    will carry on its business in, and only in, the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, licences and permits to the end that its goodwill and business shall be maintained;

(ii)   will not declare any dividends on or make any other distributions in respect of its outstanding securities and Nord will not amend its articles or by‑laws;

(iii)  will not, without prior written consent of Allied, issue, authorize or propose the issuance of, or purchase or redeem or propose the purchase or redemption of, any of its shares of any class or securities convertible into or rights, warrants or options to acquire any such shares or other exchangeable or convertible securities, other than the issue of shares pursuant to the exercise of presently outstanding Nord Options or the issue of securities to Allied;

(iv)  will not reorganize, amalgamate or merge with any other person, corporation, partnership or other business organization whatsoever;

(v)   will not adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, amalgamation, consolidation or reorganization;

(vi)  will not relinquish any material contractual rights or enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(vii) will not, without the prior written consent of Allied, which shall not be unreasonably withheld, settle any material actions, claims or liabilities;

(viii) will not, without the prior written consent of Allied, sell, transfer, assign, convey or otherwise dispose of assets having an aggregate market value in excess of $10,000, and Nord will not in any way dispose of its shares of, nor allow the issuance to any person (other than to Nord) of shares of, any subsidiary of Nord;

(ix)   will not dispose of, in any way, its interests in the Joint Venture;

(x)   will not acquire or agree to acquire any assets or acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof, other than with the prior written consent of Allied;

(xi)   will not, and shall cause each of the Nord Subsidiaries not to:

(A)  enter into or modify any Employment Agreement with, or grant any bonuses, salary increases, severance or termination pay to or make any loan to, any officers or directors of Nord or any of the Nord Subsidiaries except as approved in writing by Allied; or

(B)  in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable except as approved in writing by Allied;

(xii)  other than under the Facility Documents or with the prior written consent of Allied, will not guarantee the payment of indebtedness or incur indebtedness for additional borrowed money or issue any debt securities;

(xiii) will not, without the prior written consent of Allied, which shall not be unreasonably withheld, make any tax filings, including any returns or elections, with any Governmental Authority, and Allied will be considered to be acting reasonably in any case where Allied requires that any tax filings not be made until the final due date;

(xiv) will promptly make and file such corporate filings as are required and past due under the Act;

(b)  Nord, SGC and Australex shall confer on a regular basis with Allied with respect to operational matters related to the Joint Venture, including matters related to human resources, safety, environmental, security, marketing and off-take arrangements as well as all Joint Venture activities and shall make their best efforts to allow Allied representatives to attend operation committee meetings of the Joint Venture;

(c)  Nord, SGC and Australex shall confer with Allied with respect to SGC's and Australex's participation in any meetings of Joint Venture Partners or the Government regarding the Joint Venture;

(d)  Nord, SGC and Australex shall obtain prior written approval or authorisation from Allied, which shall not be unreasonably withheld, for any material decisions relating to the Joint Venture and the Joint Venture Agreements, including, without limitation:

(i)    any development proposal contemplated under the Joint Venture Agreements;

(ii)    the amendment of any of the Joint Venture Agreements or the programs or budgets thereunder;

(iii)   material changes to the development plan with respect to the Simberi Mining Joint Venture;

(iv)  material changes in the technical design basis of the Simberi Mining Joint Venture that would lead to amendments to any of the Joint Venture Agreements;

(v)   material communications with the Government or other Joint Venture Partners or any communications regarding legal issues;

(vi)  payment of any cash calls relating to the Joint Venture;

(vii)  membership in the committees under the Joint Venture Agreements or staffing of the work to be done under the Joint Venture Agreements;

(viii) material changes to the terms and conditions of employment for any employee or consultant of Nord, the Nord Subsidiaries or the Joint Venture; and

(ix)   security arrangements for personnel and equipment;

(e)   Nord, SGC and Australex shall comply with their obligations under the Joint Venture Agreements and Nord shall take, and shall cause the Nord Subsidiaries to take, all action necessary in order to keep the Joint Venture Agreements in good standing and will make its best efforts to pay all cash calls thereunder to prevent the interest of Nord, SGC and Australex from being reduced;

(f)   Nord shall ensure that SGC and Australex do not, without the prior written consent of Allied, which shall not be unreasonably withheld:

(i)   amend or modify any Joint Venture Agreement, or terminate or give any notice of termination thereunder, or fail to comply with any of its obligations thereunder, or fail to enforce compliance by the other parties to each Joint Venture Agreement, or fail to defend and protect its interests therein or in the Joint Venture from all adverse claims whatsoever; and

(ii)   allow any right, licence, approval, consent or authorization related to the Joint Venture to terminate, lapse or be suspended, or do or omit to do any act or thing that would entitle any person to terminate, lapse or suspend the same;

(g)   Nord shall not, and shall not permit the Nord Subsidiaries to create, incur, assume or suffer to exist any Security Interest on its properties and assets other than under Permitted Encumbrances;

(h)   Nord shall comply with its obligations under the Facility Documents;

(i)   Nord shall promptly and expeditiously do all acts and things as may be necessary or desirable to ensure the successful implementation of the Arrangement and, without limiting the generality of the foregoing:

(i)    prepare or cause to be prepared the Nord 2003 Financial Statements, and the Nord Prior Period Financial Statements (the latter as notified to Nord by Allied) which shall be complete and accurate in all material respects, comply with all applicable requirements of Canadian Securities Laws and U.S. Securities Laws, and present fairly the consolidated financial position of Nord and the Nord Subsidiaries and the results of its operations and cash flows as of the dates and throughout the periods indicated in accordance with U.S. GAAP (reconciled to Canadian GAAP), Nord and the Nord Subsidiaries shall have no material liabilities (contingent or otherwise), on a consolidated basis, which are not fully reflected in such statements in accordance with U.S. GAAP, and all legal proceedings against Nord or any of the Nord Subsidiaries which are required in accordance with U.S. GAAP to be reflected in Nord's financial statements shall be properly reflected in the Nord 2003 Financial Statements and the Nord Prior Period Financial Statements (the latter as notified to Nord by Allied) in accordance with such principles;

(ii)  prepare and file, and correct any defect in any previously prepared and filed, tax returns and information returns, and pay all taxes, levies, assessments, reassessments, penalties, interest and fines due and payable by it on the basis of such tax returns or demands from taxing authorities, not previously prepared, filed, corrected and paid, as set out in the Nord Disclosure Letter;

(iii)  subject to the granting of the Interim Order, Nord will use all reasonable efforts, as soon as practicable and in any event on or before April 30, 2004, to complete the preparation of the Joint Information Circular and disseminate to the Nord Securityholders and file in all jurisdictions where required the Joint Information Circular and other documentation required in connection with the Nord Meeting, all in accordance with National Instrument 54-101 of the Canadian Securities Administrators, the requirements of the U.S. Securities Laws, the Interim Order and applicable law, and Nord will use all reasonable efforts to, as soon as practicable and in any event on or before June 25, 2004, convene the Nord Meeting for the purpose of approving the Arrangement in accordance with the Interim Order;

(iv)  Nord will cause a list of Nord Securityholders as of the record date for the Nord Meeting, in a form suitable for soliciting of Nord Securityholders and prepared by the transfer agent of Nord, to be delivered to Allied no later than the second business day after such record date; and

(v)   Nord will use all reasonable efforts to promptly and expeditiously perform its obligations under this Agreement and cause each of the conditions precedent set forth in Sections 7.1, 7.2 and 7.3, to the extent it is within its control, to be complied with;

provided that nothing contained herein shall obligate Nord to waive any condition for its benefit contained herein;

(j)    Nord will provide Allied in a timely and expeditious manner with all information relating to Nord and the Nord Subsidiaries required to be included in the Joint Information Circular, including the Nord 2003 Financial Statements, in order for the Joint Information Circular to comply with all applicable disclosure laws and the Interim Order;

(k)  Nord shall cause the resignation, effective as of the Effective Date, of such of the directors of Nord and the Nord Subsidiaries as is requested by Allied not less than three business days prior to the Nord Meeting;

(l)   Nord shall cause its current insurance policies, whether held by it or another entity, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

(m)    Nord shall:

(i)    use its best efforts, and cause each of the Nord Subsidiaries to use its best efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with all persons having business relationships with it or the Nord Subsidiaries;

(ii)   not take any action, or permit any of the Nord Subsidiaries to take any action, that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the time that the Arrangement is effected if then made; and

(iii)   promptly notify Allied orally and in writing of any Material Adverse Change in its or any of the Nord Subsidiaries' businesses or affairs or in the operation of its or any of the Nord Subsidiaries' businesses or in the operation of its or any of the Nord Subsidiaries' properties, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated).

(n)   If required at the time of holding the Nord Meeting by order of the Court of Queen's Bench of New Brunswick in order to participate in the Arrangement, Nord shall propose to Nord shareholders at the Nord Meeting the following resolutions to be approved by disinterested vote:

(i)    the issuance to Alex Chisholm as trustee, in trust for Mark R. Welch and Sharon Welch of 4,000,000 Nord Shares approved by the board of directors of Nord on or about March 31, 2003; and

(ii)   the issuance to Mark Welch, Lucile Lansing and John Roberts of 1,200,000 Nord Shares approved by the Board of Directors of Nord on or about dated February 25, 2002 and December 16, 2002.

In the event one or the other of such resolutions are not approved, the shares so issued shall be cancelled and shall not participate in either the vote on the Arrangement nor in the Arrangement and the persons to whom such shares had been issued shall be entitled to no compensation therefor and the Plan of Arrangement shall be amended to so state.

4.2         Non-Solicitation

(a)   Nord will not (subject to the exceptions described herein), directly or indirectly, and will not authorize or permit any Representative of Nord or any Nord Subsidiary to, directly or indirectly, (i) solicit, initiate, invite, assist, facilitate, promote, consent to or encourage proposals or offers from, or entertain or enter into discussions or negotiations with any other person relating to the acquisition of Nord Shares or any other securities of Nord or any Nord Subsidiary, any amalgamation, merger or other form of business combination involving Nord or any Nord Subsidiary, any sale, lease, exchange or transfer of all or a substantial portion of the assets of Nord (on a consolidated basis), or any takeover bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or transaction involving Nord or any Nord Subsidiary with any person other than Allied or any of its affiliates (each an "Acquisition Transaction" and any offer or proposal relating to any transaction or series of related transactions involving an Acquisition Transaction, an "Acquisition Proposal") or (ii) enter into any letter of intent or similar document or any contractual agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Nord shall, and shall direct its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Allied) with respect to any potential Acquisition Proposal.  Nord shall immediately close any data room which may be open.  Nord agrees not to release any third party from any confidentiality or standstill agreement to which Nord and such third party are a party and agrees not to amend any such agreement or to waive any rights Nord may have thereunder.  Nord shall immediately request the return or destruction of all non-public information provided to any third parties relating to a potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured.  Nord shall not make available, after the date hereof, any material non-public information to any party in connection with any potential or actual Acquisition Proposal.

(b)  Nord will ensure that its Representatives, including those of the Nord Subsidiaries, and any financial or other advisors or representatives retained by it or any of them are aware of the provisions of this Section 4.2 and Nord will be responsible for any breach of this Section 4.2 by any of the foregoing and any such breach shall be considered a breach by Nord.  Nord shall immediately advise Allied of receipt of any written or oral Acquisition Proposal or any request for non-public information relating to Nord or any Nord Subsidiary related to an Acquisition Proposal or consideration whether or not to make an Acquisition Proposal, and provide Allied with the identity of the party making the Acquisition Proposal and the material terms thereof, and copies of any correspondence or draft agreement received by Nord with respect thereto.

4.3       Superior Proposal

Notwithstanding Sections 4.1 and 4.2, provided that there has been no breach thereof, the Board of Directors of Nord and Nord are not prohibited by Section 4.1 or 4.2 from:

(a)  considering, negotiating and providing information and disclosure in respect of Nord if Nord's Board of Directors determines in good faith (after consultation with its financial advisors, after appropriately considering all relevant factors and after receiving the advice of outside counsel to the effect that the board of directors of Nord must do so in order to discharge properly its fiduciary duties) that an Acquisition Proposal is, or is reasonably likely to result in, a transaction (a "Superior Transaction"):

(i)    pursuant to which (A) more than 50% of the then outstanding Nord Shares would be transferred, (B) an amount of Nord Shares greater than 100% of the then outstanding Nord Shares would be issued, (C) the holders of more than 50% of the Nord Shares outstanding immediately prior to such transaction would following such transaction receive in exchange for Nord Shares an amount of securities (if any) of the surviving or resulting entity (or its direct or indirect parent, as applicable) constituting less than 50% of the voting power of the surviving or resulting entity (or its direct or indirect parent, as applicable) or (D) in which all or substantially all of the assets of Nord (on a consolidated basis) would be transferred;

(ii)   on terms which are more favourable from a financial point of view to the holders of Nord Shares than the Arrangement (taking into account all of the terms, conditions and aspects of such Acquisition Proposal and the Arrangement);

(iii)   for which any necessary financing is committed; and

(iv)   that does not contain a due diligence condition;

provided that:

(v)  Nord promptly (and in any event at least one business day prior to taking any such action) notifies Allied orally and in writing of the identity of a party to whom it is providing information or with whom it is discussing or negotiating and the material terms and conditions of any Acquisition Proposal together with copies of all correspondence and draft agreements or documents related to such Acquisition Proposal;

(vi) Nord receives from such person or group an executed confidentiality agreement containing commercially reasonable limitations on the use and disclosure of all non-public written and oral information furnished to such person or group by or on behalf of Nord, and a standstill agreement which provides to the effect that, for a period of one year from the date of this Agreement, without the prior written consent of Nord and in compliance with this Section 4.3, such person or group (or any member of such group) will not in any manner, directly or indirectly, or in conjunction with any other person or entity: (A) effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (1) any acquisition of any securities (or beneficial ownership thereof) or assets of Nord or a Nord Subsidiary, (2) any tender or exchange offer, merger or other business combination involving Nord or a Nord Subsidiary, (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Nord or a Nord Subsidiary, or (4) any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the U.S. Exchange Act) or consents to vote any securities of Nord or a Nord Subsidiary; (B) form, join or in any way participate in a "group" (as such term is used in Section 13(d)(3) of the U.S. Exchange Act) or otherwise act, alone or with others, to seek to acquire or affect control or influence the management, Board of Directors or policies of Nord or a Nord Subsidiary; (C) enter into any discussions or arrangements with any third party regarding any of the foregoing; or (D) take any action which might force Nord to make a public announcement regarding any of the foregoing; in each case in form and substance satisfactory of Allied, acting reasonably; and

(vii) contemporaneously with furnishing any such non-public information to such person or group, Nord furnishes such non-public information to Allied (to the extent such non-public information has not been previously furnished by Nord to Allied); or

(b)   accepting, approving, recommending to its shareholders or entering into an unsolicited bona fide agreement or arrangement regarding an Acquisition Proposal if the board of directors of Nord determines in good faith (after consultation with its financial advisors, after appropriately considering all relevant factors and after receiving the advice of outside counsel to the effect that the board of directors of Nord must do so in order to discharge properly its fiduciary duties) that such Acquisition Proposal would, if consummated in accordance with its terms (but taking into account the risk of non-completion), result in a Superior Transaction; provided that immediately prior to any entry into an agreement or arrangement pursuant to this Subsection 4.3(b), Nord terminates this agreement pursuant to Section 9.5 and at or prior to such termination pays the Termination Amount as provided in such Section 9.5.

Nord will not terminate this Agreement pursuant to Subsection 4.3(b) or enter into any agreement, arrangement or understanding regarding a Superior Transaction (a "Proposed Agreement") and will not effect a Board Approval Modification relating to a Superior Transaction without first providing Allied with an opportunity to amend the Arrangement contemplated by this agreement as described below.  Nord will in any event (i) provide Allied with a copy of any Proposed Agreement in the final form proposed by the person making the proposal, as soon as possible and in any event not less than five business days prior to its proposed execution by Nord, and (ii) provide Allied not less than five business days prior written notice of any such Board Approval Modification together with a description of the material terms of the Superior Transaction related thereto.  If Allied agrees to amend the Arrangement contemplated by this agreement (an "Amended Transaction") within such five business day period such that in the good faith determination of the Board of Directors of Nord in the exercise of its fiduciary duties (after having received the advice of its financial advisors in this regard), the Amended Transaction, if consummated, is reasonably likely to result in a transaction which is as favourable or more favourable from a financial point of view to the holders of Nord Shares as the Superior Transaction (taking into account all of the terms, conditions and aspects of such Amended Transaction and Superior Transaction), Nord will not enter into the Proposed Agreement or, as applicable, effect the Board Approval Modification, and will agree to the Amended Transaction.  Any amendment to an Acquisition Proposal will be deemed for purposes hereof to be a new Acquisition Proposal which will be subject to the provisions of this Section 4.3.

4.4       Access to Information

Nord shall (and shall cause each of the Nord Subsidiaries to) afford Allied's Representatives access, at all reasonable times from the date hereof and until the expiration of this Agreement, to its properties, books, contracts and records as well as to its management personnel, employees and agents or advisors, and, during such period, Nord shall (and shall cause each of the Nord Subsidiaries to) furnish promptly to Allied all information concerning its business, properties and personnel as Allied may reasonably request, including, as soon as they are available, the Nord Financial Statements.

ARTICLE 5
COVENANTS OF ALLIED

5.1       Covenants of Allied

Allied covenants in favour of Nord that it shall, do, take or perform or refrain from doing, taking and performing such actions and steps as may be necessary or advisable to ensure compliance with the following:

(a)  prior to the Effective Date, Allied will not take any action which might, directly or indirectly, interfere or be inconsistent with or otherwise adversely affect the completion of the Arrangement or the Financing;

(b)   prior to the Effective Date, Allied will use all reasonable efforts to do all acts and things as may be necessary or desirable to ensure the successful implementation of the Arrangement and, without limiting the generality of the foregoing:

(i)    prepare or cause to be prepared the Allied Financial Statements, which shall be complete and accurate in all material respects and present fairly the consolidated financial position of Allied and the results of its operations and cash flows as of the dates and throughout the periods indicated in accordance with Australian GAAP and reconciled to U.S. GAAP in accordance with item 18 of SEC Form 20F (and to Canadian GAAP if required by Canadian Securities Laws), Allied shall have no material liabilities (contingent or otherwise), on a consolidated basis, which are not fully reflected in such statements in accordance with Australian GAAP, and all legal proceedings against Allied or any of its subsidiaries which are required in accordance with Australian GAAP to be reflected in Allied's financial statements shall be properly reflected in the Allied Financial Statements in accordance with such principles;

(ii)    Allied will co-operate in obtaining the Interim Order and the Final Order; and

(iii)  Allied will use all reasonable efforts to cause each of the conditions precedent set forth in Sections 7.1, 7.2 and 7.3, to the extent it is within its control, to be complied with;

provided that nothing contained herein shall obligate Allied to waive any condition for its benefit contained herein or in the Credit Agreement;

(c)   subject to compliance by Nord with paragraph 4.1(j), Allied will ensure that all information concerning Allied set forth in the Joint Information Circular complies with all applicable disclosure laws and the Interim Order;

(d)  Allied will issue fully paid and non-assessable Allied Shares, in accordance with the terms of the Plan of Arrangement, to those Nord Securityholders who are entitled to receive Allied Shares pursuant to the Arrangement;

(e)   Allied will assume, in accordance with the terms of the Plan of Arrangement, the obligations of Nord under the Nord Options as converted in accordance with the terms of the Plan of Arrangement;

(f)    Allied will comply with its obligations under the Credit Agreement; and

(g)   after the Effective Date, Allied will cause Nord to satisfy any obligations which Nord may have to Dissenting Securityholders.

ARTICLE 6
MUTUAL COVENANTS

6.1       Mutual Covenants of Nord and Allied

Each of Nord and Allied covenant in favour of the other that prior to the Effective Date, it shall and it shall cause each of its subsidiaries, to do, take or perform or refrain from doing, taking and performing such actions and steps as may be necessary or advisable to ensure compliance with the following:

(a)   each of Nord and Allied will use all reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to complete the Arrangement, including using all reasonable efforts to:

(i)    obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to contracts;

(ii)   obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any Canadian or foreign law or regulation; and

(iii)   effect all necessary registrations and filings and submissions of information requested by governmental authorities required to be effected by it in connection with the Arrangement;

and each of Nord and Allied will use all reasonable efforts to cooperate with the other in connection with the performance by the other of its obligations under this subsection including, without limitation, continuing to provide reasonable access to information and to maintain ongoing communications as between officers of Nord and Allied; and

(b)  each of Nord and Allied will as soon as reasonably practicable notify the other of any actual, imminent or incipient Material Adverse Change.

(c)   As promptly as practicable after execution of this Agreement, Nord and Allied shall prepare and Nord shall file with the SEC the Joint Information Circular, together with any other documents required by the U.S. Securities or U.S. Exchange Act in connection with the Arrangement and the other transactions contemplated hereby.  The Joint Information Circular shall constitute (i) the management information circular of Allied with respect to the Allied meeting and (ii) the management information circular of Nord with respect to the Nord meeting.  As promptly as practicable after the Joint Information Circular is cleared by the SEC, Allied and Nord shall cause the Joint Information Circular to be mailed to each company's respective securityholders entitled to vote, as the case may be.

(d)   Each of Allied and Nord shall promptly furnish to the other party all information concerning such party and its securityholders as may be reasonably required in connection with any action contemplated by this Agreement.  The Joint Information Circular shall comply in all material respects with all applicable requirements of law.  Each of Allied and Nord will notify the other promptly of the receipt of any comments from the SEC or other securities regulatory authorities or stock exchanges and of any request by the SEC or other securities regulatory authorities or stock exchanges for amendments or supplements to the Joint Information Circular, or for additional information, and will supply the other with copies of all correspondence with the SEC or other securities regulatory authorities or stock exchanges with respect to the Joint Information Circular or concerning other documents to be filed with securities regulatory authorities.  Whenever any event occurs which should be described in an amendment or supplement to the Joint Information Circular, Allied or Nord, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC and other securities regulatory authorities or stock exchanges and/or mailing to securityholders of Allied and Nord entitled to vote on the Arrangement, as may be required, such amendment or supplement.

ARTICLE 7
CONDITIONS PRECEDENT

7.1       Mutual Conditions Precedent

The respective obligations of Nord and Allied to complete the transactions contemplated by this Agreement and the obligation of Nord to file articles of arrangement to give effect to the Arrangement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived in whole or in part by the mutual consent of such parties without prejudice to their right to rely on any other of such conditions:

(a)   the Cease Trade Orders shall have been revoked and Nord shall become current in its reports to the SEC as required by U.S. Securities Laws;

(b)  the Arrangement shall have been approved without material amendment at the Nord Meeting by the requisite majority of persons entitled to vote thereon as may be determined by the Court;

(c)   the Interim Order and the Final Order shall have been obtained in form and substance satisfactory to Nord and Allied, acting reasonably;

(d)   the Allied Shares to be issued pursuant to the Plan of Arrangement are approved for official quotation by the ASX (conditional only on the issue of those shares and on Allied providing the ASX with an Appendix 3B as required by the Listing Rules) and shall be tradeable on the ASX (other than as limited by Rule 145 under the U.S. Securities Act or other restrictions on sales by affiliates (as defined in Rule 144 under the U.S. Securities Act) or control persons which may be applicable) under applicable Canadian Securities Laws and U.S. Securities Laws;

(e)   all notification and any review requirements of the Investment Canada Act shall have been satisfied;

(f)   all other consents, orders and approvals necessary or that Nord and Allied agree are appropriate for the completion of the Arrangement shall have been obtained;

(g)   there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

(i)    makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein or in the Credit Agreement, where the failure to complete such transactions would have a Material Adverse Effect on the completion of the Arrangement;

(ii)  results in a judgment or assessment of material damages, directly or indirectly, relating to the transactions contemplated herein or in the Credit Agreement; or

(iii)  imposes or confirms material limitations on the ability of Allied to effectively exercise full rights of ownership of the Nord Shares to be acquired by Allied pursuant to the Arrangement or on the ability of those Nord Securityholders to whom Allied Shares are issued pursuant to the Arrangement to effectively exercise full rights of ownership of such Allied Shares subject to securities law restrictions in applicable jurisdictions but, including the right to vote or trade any such shares on the ASX;

(h)   there shall not be in force any law, order or decree making illegal, restraining or enjoining the completion of the Arrangement or any other transactions contemplated herein or in the Credit Agreement or which enables any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, as a result of the transactions contemplated herein, to:

(i)    prohibit Allied or any of its subsidiaries or Nord or any of the Nord Subsidiaries from owning or operating all or any portion of their respective businesses or assets; or

(ii)   compel Allied or any of its subsidiaries or Nord or any of the Nord Subsidiaries to dispose of or hold separately all or any portion of their respective businesses or assets or the shares of Nord to be indirectly acquired by Allied pursuant to the Arrangement;

if such prohibition or compulsion could have a Material Adverse Effect on Allied and its subsidiaries (including Nord), on a consolidated basis, after completion of the Arrangement; and

(i)    none of the consents, orders or approvals contemplated herein shall contain terms or conditions or require undertakings or security deemed unacceptable by Nord or Allied, acting reasonably.

7.2       Conditions to Obligation of Nord

In addition to the conditions set forth in Section 7.1, the obligation of Nord to complete the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Nord in whole or in part without prejudice to Nord's right to rely on any other condition in favour of Nord:

(a)   the covenants of Allied to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed in all material respects by Allied, and Nord shall have received a certificate to that effect dated the Effective Date, signed by two senior officers of Allied on behalf of Allied, and Nord shall not have reasonably established that it has knowledge to the contrary;

(b)   Allied shall have furnished Nord with certified copies of the resolutions duly passed by the board of directors of Allied approving this Agreement and the completion of the transactions contemplated hereby, including the issuance of Allied Shares in accordance with the Plan of Arrangement;

(c)   the representations and warranties of Allied set out in Section 3.2 shall have been true and correct in all material respects on the date of this Agreement and such representations and warranties shall be true and correct in all material respects on the Effective Date (before giving effect to the Arrangement) as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement, and Nord shall have received a certificate from Allied to that effect, dated the Effective Date and signed by two senior officers of Allied, and Nord shall not have reasonably established that it has knowledge to the contrary; and

(d)   no Material Adverse Change (or any event, condition or state of facts which may reasonably be expected to give rise to any such change) shall have occurred with respect to Allied from and after the date hereof.

7.3       Conditions to Obligation of Allied

In addition to the conditions set forth in Section 7.1, the obligation of Allied to complete the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Allied in whole or in part without prejudice to Allied's right to rely on any other condition in favour of Allied:

(a)   all lawsuits and actions involving Nord or any Nord Subsidiary shall have been settled to the satisfaction of Allied, including the litigation relating to the composition of the Board of Directors of Nord and the issued and outstanding Nord Shares;

(b)   Allied shall be satisfied with the results of its due diligence review of Nord and the Nord Subsidiaries and their respective assets and operations, including their interests in the Joint Venture and the Joint Venture Agreements;

(c)   the covenants of Nord to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed in all material respects by Nord, and Allied shall have received a certificate from Nord to that effect, dated the Effective Date and signed by two senior officers of Nord, and Allied shall not have reasonably established that it has knowledge to the contrary;

(d)   on or before the Effective Date, Nord shall have furnished Allied with:

(i)    certified copies of the resolutions duly passed by the board of directors of Nord approving this Agreement and the completion of the transactions contemplated hereby and directing the submission of the Arrangement for approval at the Nord Meeting; and

(ii)    certified copies of the resolutions duly passed at the Nord Meeting approving the Arrangement;

(e)   the representations and warranties of Nord set out in Section 3.1 shall have been true and correct in all material respects on the date of this Agreement and such representations and warranties shall be true and correct in all material respects on the Effective Date (before giving effect to the Arrangement) as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement, and Allied shall have received a certificate from Nord to that effect, dated the Effective Date and signed by two senior officers of Nord, and Allied shall not have reasonably established that it has knowledge to the contrary;

(f)  Nord Securityholders representing less than 5% of the then outstanding Nord Shares shall be Dissenting Securityholders;

(g)   on the Effective Date, Nord shall have furnished Allied with a certificate of Nord, signed by the President of Nord, certifying as to the number of shares in respect of which holders of the Nord Shares have exercised rights of dissent granted under the Plan of Arrangement;

(h)   no adverse change (or any event, condition or state of facts which may reasonably be expected to give rise to any such change) shall have occurred in the business, operations, assets, capitalization, financial condition, licenses, permits, rights, liabilities, prospects or privileges, whether contractual or otherwise, of Nord and any Nord Subsidiaries on a consolidated basis, including without limitation in SGC's and Australex's interest in the Joint Venture or any of the Joint Venture Agreements, that, in the sole judgment of Allied, acting reasonably, would make it inadvisable for Allied to proceed with the Arrangement;

(i)    Allied shall have received from the Government and the Joint Venture Partners, in a form satisfactory to Allied, such consents, orders, approvals and confirmations as Allied, acting reasonably, considers are necessary or advisable under the Joint Venture Agreements or applicable law for the Arrangement, the Financing and the post-Arrangement transactions contemplated by Allied (which have been disclosed in writing to Nord), and none of such consents, orders, approvals or confirmations shall contain terms or conditions or require undertakings, security, payments or actions deemed unacceptable by Allied, acting reasonably;

(j)    there shall not have occurred any change in the political or governmental structure of Papua New Guinea that, in the sole judgment of Allied, acting reasonably, would make it inadvisable for Allied to proceed with the Arrangement;

(k)  there shall not have occurred any general hostilities in Papua New Guinea that result in a threat to the construction or operation of the Simberi Mining Joint Venture or any actual direct threat to the Joint Venture or to Nord or any of the Nord Subsidiaries, such threats may be evidenced by an increase in the security measures regarding the Joint Venture or personnel working on the Joint Venture, the evacuation of personnel working on the Joint Venture, a stoppage in the construction or operation of the Simberi Mining Joint Venture or actual physical damage to the Joint Venture, that, in the sole judgment of Allied, acting reasonably, would make it inadvisable to proceed with the Arrangement;

(l)    no law, regulation or policy shall have been proposed, enacted, promulgated or applied, whether or not having the force of law, in any jurisdiction (including, without limitation, the imposition of sanctions involving Papua New Guinea in Canada or the United States) which, in the sole judgment of Allied, acting reasonably, would make it inadvisable for Allied to proceed with the Arrangement;

(m)  there shall not have occurred any actual or threatened change (including any proposal by the Minister of Finance (Canada) to amend the Income Tax Act (Canada), similar proposals in any other jurisdiction or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of Allied, acting reasonably, has or may have material adverse significance with respect to the current or anticipated business or operations of Nord and the Nord Subsidiaries, or with respect to the regulatory regime applicable to their businesses and operations, or with respect to any potential integration of Nord or any of the Nord Subsidiaries with Allied or any reorganization of Nord, Allied or any of their respective subsidiaries in connection with any such potential integration;

(n)   no change shall have occurred with respect to any existing action, suit or proceeding against Nord or any of the Nord Subsidiaries, and no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agents or other regulatory authority or administrative agency or commission in any jurisdiction, whether or not having the force of law, which, in the sole judgment of Allied, acting reasonably, would make it inadvisable for Allied to proceed with the Arrangement;

(o)   no adverse change (or any event, condition or state of facts which may reasonably be expected to give rise to any such change) shall have occurred in the Joint Venture or the Joint Venture Agreements, or any development proposal, program or budget thereunder, which, in the sole judgment of Allied, acting reasonably, would make it inadvisable for Allied to proceed with the Arrangement;

(p)  Allied shall have received an opinion of New Brunswick counsel to Nord (and such other counsel in other jurisdictions as Allied may reasonably request) as to the enforceability of this Agreement and such other matters as it may reasonably request, in a form acceptable to counsel to Allied, acting reasonably, which opinion may reasonably rely on certificates of an officer or officers of Nord as to matters of fact;

(q)   such members of the board of directors and officers of Nord and the Nord Subsidiaries as Allied shall have designated in writing to Nord not less than three days prior to the Effective Date, shall have provided their written resignations as directors and officers of Nord effective as of the Effective Date together with releases (satisfactory to Allied acting reasonably) in favour of Nord;

(r)   Allied shall be satisfied that the securities to be issued by Allied pursuant to the Plan of Arrangement shall be exempt from registration under the U.S. Securities Act pursuant to section 3(a)(10) thereof and under applicable State securities laws and all "affiliates" of Nord (within the meaning of Rule 145 under the U.S. Securities Act) shall have executed and delivered to Allied agreements in form and substance satisfactory to Allied restricting offers, sales, pledges and other disposition of Allied Shares received pursuant to the Arrangement except in compliance with Rule 145(d) or another exemption or exclusion from registration under the U.S. Securities Act; and

(s)   Allied shall receive support agreements ("Support Agreements") from the directors of Nord and Nord Resources Corporation and others with respect to an aggregate of 50% of the currently outstanding Nord Shares being voted in favor of the Arrangement substantially in the form of Schedule 7.3(s) hereto.

Nord shall file articles of arrangement to give effect to the Arrangement only upon the written certificate of Allied as to the satisfaction or waiver by Allied of all the conditions for Allied's benefit set forth in Section 7.1 and this Section 7.3.

7.4       Notice of Non‑Compliance

Each of Nord and Allied shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to:

(a)   cause any of the representations or warranties of any party contained herein to be untrue or inaccurate in any material respect, or

(b)  result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder,

provided that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.  Neither Nord nor Allied may elect not to complete the transactions contemplated herein pursuant to the conditions precedent contained in Sections 7.1, 7.2 or 7.3 unless, prior to the filing on the Effective Date of articles of arrangement for the purpose of giving effect to the Arrangement, the party intending to rely thereon has delivered a written notice to the other party, specifying in reasonable detail all matters which the party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition precedent.  More than one such notice may be delivered by a party.

7.5       Satisfaction of Conditions

The conditions set out in Sections 7.1, 7.2 and 7.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Allied and Nord, articles of arrangement are filed under the Act to carry the Arrangement into effect.

7.6       Adjustments in Event of Change in Allied Shares

In the event, at any time or from time to time, of a subdivision, consolidation or reclassification of the share capital of Allied, the payment of stock dividends by Allied or other similar changes in the capital of Allied (other than the issuance of Allied Shares for value, contemplated in this Agreement or pursuant to options or agreements referred to in the Agreement) prior to completion of the Plan of Arrangement, the number of Allied Shares issuable to Nord Securityholders shall be proportionately adjusted so that Nord Securityholders shall, upon completion of the Plan of Arrangement, be entitled to receive such proportion of Allied Shares as they would have received upon completion of the Plan of Arrangement if such change in the share capital of Allied had not occurred.

ARTICLE 8
AMENDMENT

8.1       Amendment

This Agreement and the Plan of Arrangement may at any time and from time to time, before or after the holding of the Nord Meeting but not later than the Effective Date, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective securityholders and any such amendment may, without limitation:

(a)   change the time for performance of any of the obligations or acts of the parties hereto;

(b)   waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto; or

(c)    waive compliance with or modify any of the conditions precedent contained herein;

provided that no such amendment shall decrease the consideration to be received by the Nord Securityholders in exchange for their Nord securities pursuant to the Arrangement without the approval of such securityholders in the same manner as required for the approval of the Arrangement or in such other manner as may be ordered by the Court.  This Agreement including the Plan of Arrangement may be amended in accordance with the Final Order but if the terms of the Final Order require any such amendment, the rights of the parties hereto under Sections 7.1, 7.2, 7.3 and Article 9 shall remain unaffected.

ARTICLE 9
TERMINATION AND REMEDIES

9.1       Termination

This Agreement may be terminated prior to the completion of the Arrangement, without prejudice to any rights or causes of action which may exist at the date of termination:

(a)   by mutual written consent of Nord and Allied;

(b)  subject to Section 9.5, by either Nord or Allied giving notice in writing to the other if any of the conditions contained in this Agreement for the benefit of the terminating party are not met or waived on or before the date required for their performance provided that no party may terminate this Agreement pursuant to this Section 9.1(b) if the failure to meet the conditions involved is principally the result of such parties actions or failure to act and such actions or failure to act constitutes a breach of this Agreement;

(c)   by Allied upon the occurrence of an Allied Termination Event; and

(d)   by Nord, in compliance with Section 9.5.

This Agreement shall also terminate without further notice or agreement if the Arrangement has not become effective by June 30, 2004, unless extended by Allied in its sole discretion by up to three calendar months in the aggregate or such other date as may be agreed to by the parties hereto in writing.

9.2       Effect of Termination

In the event of such termination of this Agreement, this Agreement shall forthwith become void and neither party shall have any liability or further obligation to the other party hereunder except with respect to the obligations set forth in Sections 9.4, 9.5 and 9.6, which shall survive such termination.

9.3       Limitation

Nothing contained in this Article 9, including the payment of any amount under Section 9.4, shall, however, relieve or have the effect of resulting in relieving any party in any way from liability for damages incurred or suffered by a party as a result of a breach of this Agreement by a party acting in bad faith intended or designed to result in the conditions precedent to this Agreement not being satisfied.

9.4       Allied Termination Event

If at any time after the execution of this Agreement Allied exercises its right to terminate this agreement pursuant to Section 9.1(c) as the result of the occurrence of any of the following:

(a)   the board of directors of Nord has failed to make or has withdrawn or changed the recommendation referred to in Section 3.1(a) in a manner adverse to Allied or shall have made any recommendation in favour of any other Acquisition Proposal or shall have resolved to do so prior to the Arrangement becoming effective or has failed to promptly and publicly reconfirm its recommendation referred to in Section 3.1(a) if requested to do so by Allied;

(b)  Nord enters into an agreement (other than a confidentiality agreement) with any person with respect to an Acquisition Proposal;

(c)   Nord Securityholders do not approve the Arrangement or the Arrangement is not submitted for their approval on or before June 25, 2004; or

(d)  Nord is in material breach of or breaches any of its representations, warranties or covenants made in this Agreement which breach or breaches individually or in the aggregate would have a Material Adverse Effect on Nord or materially impede the completion of the Arrangement;

(each of the above being a "Allied Termination Event"), then Nord shall pay to Allied the Allied Termination Amount in immediately available funds to an account designated by Allied within one Business Day after Allied gives notice of termination.

9.5       Nord Termination Event

If Nord shall wish to terminate this Agreement pursuant to Section 4.3 or as a result of a failure of the conditions set forth in Subsection 7.1(b), Nord shall, immediately prior to such termination, pay to Allied the Termination Amount in immediately available funds to an account designated by Allied.

9.6       Liquidated Damages

Nord acknowledges that the Termination Amount is liquidated damages and a genuine pre-estimate of damages which Allied will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and is not a penalty.  Nord irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Nothing set forth in this Section 9.6 or elsewhere in this Agreement will relieve Nord in any way for liability for damages suffered or incurred by Allied as a result of intentional misrepresentations or fraud in connection with, or an intentional or wilful breach of, this Agreement.

9.7       Judgment Currency

(a)   If, for the purposes of obtaining judgment in any court it becomes necessary to convert any amount due under this Agreement in one currency (the "Proper Currency") into anther currency (the "Other Currency"), then the conversion shall be made at the rate at which Allied is able, in accordance with normal banking procedures, to purchase the Proper Currency with such Other Currency on the business day immediately prior to the day on which the judgment is given.

(b)   Notwithstanding any judgment expressed in a currency other than the Proper Currency, the obligation of Nord under this Agreement in respect of any amount originally due from it in the Proper Currency shall be discharged only to the extent that, on the business day following receipt by Allied of any amount in any Other Currency, Allied is able in accordance with normal banking procedures to purchase the Proper Currency with such Other Currency.  If the Proper Currency so purchased is less than the amount originally due to Allied in the Proper Currency, Nord shall pay to Allied the difference; if the Proper Currency so purchased exceeds the amount originally due to Allied in the Proper Currency, Allied agrees to credit such excess to Nord.

(c)   Nord shall indemnify Allied for any premiums and costs of exchange incurred by Allied in connection with the conversion into, or purchase of, the Proper Currency.

(d)  The obligations in this Section shall constitute separate and independent obligations of Nord from its other obligations under this Agreement and shall not merge in any judgment granted in respect of this Agreement.

ARTICLE 10
GENERAL

10.1     Notices

All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be served personally or sent by telecopy and in the case of:

(a)                Nord, addressed to:

Nord Pacific Limited Suite 116, 2727 San Pedro Dr. N.E. Albuquerque, New Mexico 87110 United States

Attention: President and Chief Executive Officer
Facsimile: +1-505-830-9332

(b)               Allied, addressed to:

Allied Gold Limited Unit 15, Level 1 51-53 Kewdale Road Welshpool, WA 6106
Australia

Attention: Managing Director
Facsimile: +62-8-9353-4894

With a copy to:

Macleod Dixon LLP
Barristers and Solicitors
3700 Canterra Tower
400 - 3rd Avenue S.W.
Calgary, AB  T2P 4H2
Canada

Attention:  Tad Gruchalla-Wesierski
Facsimile No.:  +1-403-264-5973

or such other address or facsimile number as the parties may, from time to time, advise the other parties hereto by notice in writing.  The date of receipt of any such notice shall be deemed to be the date of delivery thereof or, in the case of notice sent by facsimile, the date of successful transmission thereof (unless transmission is received on a day that is not a business day or after 5:00 p.m. local time on a business day, in which case the date of receipt shall be deemed to be the next business day).

10.2     Survival

The representations and warranties contained herein shall, notwithstanding any investigation by any party, survive the execution of this Agreement until the Effective Date, whereupon such representations and warranties shall expire and be of no further force or effect.

10.3     Binding Effect and Assignment

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights hereunder or under the Arrangement may be assigned by either party without the prior written consent of the other.

10.4     Public Disclosure

With the exception of the initial news release pertaining to this Agreement, the contents of which must be acceptable to both parties hereto, none of Nord, the Nord Subsidiaries or their respective Representatives shall disclose or communicate, by press release or other public announcement, any aspect of the transactions contemplated hereby, without the prior written consent of Allied; provided that, if Nord is required by law or administrative regulation to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but Nord will inform and consult with Allied, to the extent and as early as possible, as to the wording of such disclosure prior to its being made.  To the extent possible, Nord and Allied will use best efforts to issue joint press releases if so requested by Allied.

10.5     Expenses

Each party shall pay its own costs incurred in connection with the Arrangement and shall not be responsible for any costs, expenses or fees incurred or paid by the other party.

10.6     Time of Essence

Time shall be of the essence of this Agreement.

10.7     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick and the parties hereto irrevocably attorn to the non‑exclusive jurisdiction of the courts of the Province of New Brunswick.

10.8     Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Each party that signs a counterpart shall provide an original of that counterpart to the other parties hereto.

10.9     Further Assurances

Each of the parties shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required in order to implement this Agreement and the Plan of Arrangement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Allied Gold Limited                                              Nord Pacific Limited

By:

By:

SCHEDULE 1
to the Arrangement Agreement made as of December ., 2003
between ALLIED GOLD LIMITED and
NORD PACIFIC LIMITED

PLAN OF ARRANGEMENT OF NORD PACIFIC LIMITED
 UNDER SECTION 128 OF THE
BUSINESS CORPORATIONS ACT (NEW BRUNSWICK)

ARTICLE 1
INTERPRETATION

1.1       Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following respective meanings, and grammatical variations of such terms shall have corresponding meanings:

"Act" means the Business Corporations Act, S.N.B. 1981, c. B-9.1, as amended;

            "Aggregate Option Exercise Price" means the aggregate value of the cash that would have been payable upon exercise of the Nord Option in full, expressed in Australian Dollars after conversion at the Exchange Rate;

            "Aggregate Option Worth" means the product obtained by multiplying the aggregate number of Nord Shares issuable upon exercise of the Nord Option in full by AUS $0.20;

"Allied" means Allied Gold Limited, a corporation incorporated under the laws of Western Australia;

"Allied Shares" means common shares of Allied;

"Arrangement" means an arrangement under the provisions of Section 128 of the Act, on the terms and conditions set forth in this Plan of Arrangement;

"Arrangement Agreement" means the Arrangement Agreement made as of December 20, 2003 between Allied and Nord, as the same may be amended or amended and restated;

"AUS$" means Australian dollars, the lawful currency of Australia;

"business day" means a day other than a Saturday, Sunday or a day when banks in the City of Albuquerque generally are not open for business;

"Court" means the Court of Queen's Bench of New Brunswick;

"Depository" means . and such other depository, if any, specified in the Letter of Transmittal;

"Effective Date" means the date on which the Arrangement becomes effective under the Act;

"Effective Time" means 12:01 a.m. (Fredericton time) on the Effective Date;

"Exchange Rate" means the exchange rate used to calculate the conversion of U.S. Dollars into Australian Dollars based upon the noon rate quoted by the Federal Reserve Bank of New York on the 2nd business day prior to the Effective Date;

"Letter of Transmittal" means the letter of transmittal to be forwarded by Nord to the Nord Securityholders, for use by the Nord Shareholders in order to receive share certificates representing Allied Shares in exchange for their share certificates formerly representing Nord Shares and for use by the Nord Optionholders in order to receive share certificates representing Allied Shares in exchange for the cancellation of their Nord Options;

"Nord" means Nord Pacific Limited, a corporation continued under the laws of New Brunswick;

"Nord Options" means options to purchase Nord Shares issued and outstanding, or any agreement to issue shares on the occurrence of one or more conditions in existence, immediately prior to the Effective Time under the Nord Stock Option Plans or otherwise;

"Nord Meeting" means the special meeting of Nord Securityholders (including any adjournment thereof) to be held to consider and, if thought fit, approve the Arrangement;

"Nord Securityholders" means the registered holders of Nord Shares and the holders of Nord Options;

"Nord Shares" means common shares of Nord;

"Nord Stock Option Plans" means the Nord Stock Option Plans as defined in the Arrangement Agreement;

"Registrar" means the Director of Corporations or a Deputy Director of Corporations for the Province of New Brunswick, duly appointed under the Act;

"U.S." means the United States of America including the states thereof, the District of Columbia, and its territories and possessions.

1.2       Interpretation Not Affected by Headings, Etc.

The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.  The terms "this Plan of Arrangement", "hereof", "herein" and "hereunder" and similar expressions refer to this Plan of Arrangement and the Appendix hereto and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3       Article References

Unless the contrary intention appears, references in this Plan of Arrangement to a Section, subsection, paragraph or subparagraph by number or letter or both refer to the Section, subsection, paragraph or subparagraph, respectively, bearing that designation in this Plan of Arrangement.

1.4       Number, Etc.

Unless the context requires the contrary, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders; and words importing persons shall include natural persons, firms, trusts, partnerships, corporations, associations, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

ARTICLE 2
THE ARRANGEMENT

2.1       Arrangement

At the Effective Time on the Effective Date, each of the following transactions shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)   all the issued and outstanding Nord Shares (other than Nord Shares held by Allied or by registered holders who have exercised dissent rights in accordance with Section 3.1 and who are ultimately entitled to be paid fair value for such shares) and all of the Nord Options (other than Nord Options held by Allied or holders who have exercised dissent rights in accordance with Section 3.1 and who are ultimately entitled to be paid fair value for such options) shall be, and shall be deemed to be, exchanged with Allied as follows:

(i)    in respect of each Nord Shareholder whose Nord Shares are so exchanged, each Nord Share shall be exchanged for AUS$0.20 payable in Allied Shares at the rate of one Allied Share for AUS$0.20; and

(ii)   in respect of each Nord Optionholder whose Nord Options are so exchanged, an amount in Australian dollars equal to the difference, if positive, between the Aggregate Option Exercise Price and the Aggregate Option Worth, and such amount shall be payable in Allied Shares at the rate of one Allied Share for AUS$0.20;

(b)    with respect to each Nord Share or Nord Option to which Subsection 2.1(a) applies:

(i)    the holder thereof shall cease to be a holder of such securities and such holder's name shall be removed from the register of Nord Shares with respect to such shares or shall cease to have any rights under the Nord Options, as the case may be;

(ii)   the holder thereof shall cease to have any rights of action related to the holder's ownership of such Nord Shares or Nord Options other than to be paid the consideration therefor contemplated herein (where applicable, net of withholding tax paid by Allied in respect thereof); and

(iii)  Allied shall be, and shall be deemed to be, the transferee of such Nord Shares (free of any claims) and shall be entered in the register of such Nord Shares as the legal and beneficial owner of all Nord Shares so exchanged and transferred and the Nord Options shall be cancelled;

(c)   to the extent Allied pays withholding tax in respect of the consideration payable to any Nord Shareholder or Nord Optionholder, Allied shall have thereby satisfied its obligations in respect of that Nord Shareholder or Nord Optionholder to the extent of such withholding tax paid; and

(d)   the subordinated indebtedness of Nord to Nord Resources Corporation in the amount of AUS$280,000 on the books of Nord shall be converted into shares of Allied at the rate of AUS$0.20 of such indebtedness for one Allied Share (or 1,400,000 Allied Shares in the aggregate).

2.2       Fractional Shares

Notwithstanding anything herein contained, no fractional Allied Shares will be issued.  Where the aggregate number of Allied Shares to be issued to a former Nord Shareholder would result in a fraction of a Allied Share being issued, the number of Allied Shares shall be rounded down to the nearest number of whole shares.

ARTICLE 3
RIGHTS OF DISSENT

3.1       Rights of Dissent

Registered holders of Nord Shares and Nord Options may exercise rights of dissent in the manner set forth in Section 131 of the Act in connection with the Arrangement, subject to the following provisions:

(a)   securityholders who exercise their rights of dissent and who are ultimately entitled to be paid fair value shall be deemed to have transferred their Nord Shares or Nord Options to Nord for cancellation as of the Effective Time and such shares shall be deemed to have no longer been issued and outstanding or valid as of the Effective Time; and

(b)   securityholders who exercise such rights of dissent and who are ultimately not entitled for any reason to be paid fair value for their Nord Shares or Nord Options or securityholders who withdraw their dissent in accordance with Section 131 of the Act shall be deemed to have participated in the Arrangement as of and from the Effective Time on the same basis as the non‑dissenting securityholders, and in particular:

(i)   the Nord Shares and Nord Options held by such securityholders shall be deemed to have been transferred to Allied as of the Effective Time in accordance with Section 2.1; and

(ii)   such securityholders shall be entitled to receive Allied Shares in accordance with Section 2.1 and the other relevant provisions of this Plan of Arrangement.

In no case shall Nord or Allied be required to recognize securityholders who exercise their rights of dissent as holders of Nord Shares or Nord Options at and after the Effective Time, and the names of such securityholders shall be deleted from Nord's registers of holders of such shares or options on the Effective Date.

ARTICLE 4
SHARE CERTIFICATES AND CASH PAYMENTS

4.1       Rights of Holders

After the Effective Time, certificates formerly representing Nord Shares and agreements relating to Nord Options to which Section 2.1 applies shall represent only the right to receive certificates representing the Allied Shares, if any, which the former holder of such Nord Shares or Nord Options is entitled to receive pursuant to Article 2 subject to compliance with the requirements set forth in this Article 4.

4.2       Transmittal

Before, or as soon as practicable after, the Effective Date, Nord shall forward to each former registered holder of Nord Shares and Nord Options to which Section 2.1 applies at the address of such holder as it appeared in the relevant share register of Nord a Letter of Transmittal containing, among other things, instructions for obtaining delivery of certificates representing the Allied Shares pursuant to this Plan of Arrangement.  Such former holder of Nord Shares or Nord Options shall be entitled to receive certificates representing the Allied Shares which such holder is entitled to receive pursuant to Section 2.1, upon delivering the certificate formerly representing such holder's Nord Shares or agreement relating to such holder's Nord Options to the Depository, or as the Depository may otherwise direct, in accordance with the instructions contained in the Letter of Transmittal.  Such certificate formerly representing such holder's Nord Shares or agreement relating to such holder's Nord Options shall be accompanied by the Letter of Transmittal, duly completed, and such other documents as the Depository may reasonably require.  The Depository shall register the Allied Shares in such name, and shall deliver by first class mail, postage prepaid, or, in the case of postal disruption, by such other means as the Depository deems prudent, such shares, to such address as such holder may direct in such Letter of Transmittal, as soon as practicable after receipt by the Depository of such documents.

4.3       No Entitlement

The holders of Nord Shares or Nord Options shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Nord Shares other than the Allied Shares which they are entitled to receive for the Nord Shares or Nord Options pursuant to this Plan of Arrangement.

4.4       Termination of Rights

Any certificate formerly representing Nord Shares or agreement relating to such holder's Nord Options that is not deposited with all other documents as provided in Section 4.2 on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature whatsoever and the rights of the holder of such certificate in respect of the Allied Shares represented thereby or any payment pursuant to Section 2.2 shall be deemed to be surrendered to Allied together with all dividends or distributions thereon held for such holder.

4.5       Distributions

All dividends paid or distributions made in respect of the Allied Shares issued to a former Nord Securityholder for which a certificate representing Allied Shares has not been delivered to such holder in accordance with Section 4.2 shall be paid or delivered to the Depository to be held in trust for such holder, subject to Section 4.4, for delivery to the holder, net of all withholding and other taxes, upon delivery of the certificate in accordance with Section 4.2.